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                     June 13, 2022

       Robert Anderson
       Chief Executive Officer
       EARTHSTONE ENERGY INC
       1400 Woodloch Forest Drive, Suite 300
       The Woodlands, TX 77380

                                                        Re: EARTHSTONE ENERGY
INC
                                                            Preliminary
Information Statement on Schedule 14C
                                                            Filed May 6, 2022
                                                            File No. 001-35049

       Dear Mr. Anderson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation
       cc:                                              Reid Godbolt